EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We have issued our report dated September 8, 2006 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 602 (Closed-End Strategy: Cohen & Steers Master Municipal Income Portfolio - New York Series 4 and Closed-End Strategy: Cohen & Steers Master Municipal Income Portfolio - California Series 4) as of September 8, 2006 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
September 8, 2006